BUSINESS DEVELOPMENT AGREEMENT

This Business Development Agreement (the "Agreement"), is entered into as of April__, 2003 between VirtGame Corp., a Delaware corporation with principal offices at 6969 Corte Santa Fe, Suite A, San Diego, California 92121 ("VirtGame"), and United Coin Machine Co., a Nevada corporation with principal offices 600 Pilot Road, Suite E, Las Vegas, Nevada 89119 ("UCM").

RECITALS

A. UCM is a slot route operator licensed by the Nevada Gaming Commission to operate gaming devices in restricted locations such as taverns, restaurants, supermarkets, drug stores, and convenience stores;

B. VirtGame is a networked gaming software provider that has developed a closed-loop communications system that allows users to access their wagering accounts at licensed race books and sports pools via a remote gaming device referred to herein as a "VTS Unit" (defined below);

C. UCM and VirtGame desire to enter into a exclusive agreement pursuant to which UCM will arrange for the placement of VTS devices at various locations in exchange for the consideration and upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound hereby, UCM and VirtGame agree as follows:

1. Definitions. As used in this Agreement, the following capitalized terms have the meanings ascribed to such terms as follows:

1.1 "Advertising Fee" means a fee charged to a third party for display of an advertisement through a VTS Unit.

1.2 The "Business" means the business of providing Users with remote access, through the Network, to their accounts at Sports Books for the purpose of placing wagers using a VTS Unit located at a Site as contemplated by this Agreement.

1.3 "Direct Costs" means the actual direct costs and expenses incurred by VirtGame in connection with the Business, a good faith estimate of which is set forth on Exhibit A attached hereto, and which will initially include but not necessarily be limited to: (i) payments to Multimedia Enterprises, (ii) payments to service providers for lease and maintenance of the Network; and (iii) payments to digital subscriber line or cable providers.

1.4 "Gross Revenue" means all cash receipts actually received by VirtGame or UCM from Advertising Fees, License Fees, VTS Rental Fees and Transaction Fees.

1.5 "License Fee" means a license fee charged to a Sports Book for use of the Licensed Software.

1.6 "Licensed Software" means the object code version of VirtGame's *PrimeLine™ Sports Book* and *PrimeLine™ Race Book* software to be licensed by VirtGame to participating Sports Books for use in accepting wagers from Users through the Network.

1.7 "Network" means VirtGame's closed loop communications system which connects VTS Units to Sports Books by means of a private network of dedicated cable and digital subscriber lines.

1.8 "Net Loss" means, with respect to any calendar quarter, the amount by which Direct Costs exceeds the amount of Gross Revenue actually received by VirtGame or UCM during such calendar quarter.

1.9 "Net Profit" means, with respect to any calendar quarter, the amount by which Gross Revenue exceeds Direct Costs during such calendar quarter.

1.10 "Sports Book" means a race book or sports pool licensed by the Nevada Gaming Commission.

1.11 "Site" means a restricted gaming location at which a VTS Unit is located, such as tavern, restaurant, supermarket, drug store, convenience store or similar location.

1.12 "Transaction Fee" means a fee charged to a User for executing a wagering transaction through the Network using a VTS Unit.

1.13 "User" means a person who places a wager with a Sports Book by means of a VTS Unit.

1.14 "VTS Rental Fee" means a fee charged to an owner or operator of a Site for the placement of a VTS Unit at the Site.

1.15 "VTS Unit" means the Visual Telephone System developed by Z Touch, Inc. that allows users at a Site to access the Network to place wagers with a Sports Book.

2. Responsibilities of UCM.

2.1 Acquisition and Installation of VTS Devices. UCM will, at its own cost and expense, purchase VTS Units and arrange for the installation of the VTS Units at Sites. UCM will use its best efforts to install at least twenty-five (25) VTS Units within thirty (30) days following the date of this Agreement and the availability of VTS units. UCM will install at least two hundred fifty (250) VTS Units within twelve (12) months from the date of this Agreement. UCM's commitment to the purchase and deployment of the initial twenty-five (25) VTS units will be located in sites mutually agreed upon by both parties. After the completion of a thirty (30) day trial of a fully operational system consisting of these installed 25 VTS units, UCM will commit to either (1) the purchase and deployment of the additional Two Hundred Twenty Five (225) VTS units, within an eleven (11) month period; (2) relinquish all distribution rights to the product; or (3) with the agreement of both parties extend the trial before making a final commitment.

2.2 Access to VTS Devices. UCM will permit VirtGame to access the VTS Units for purposes of loading and maintaining any software necessary to integrate the VTS Units into the Network and to configure or modify the VTS Units as necessary to achieve satisfactory functionality with the Network and as otherwise necessary to achieve the purposes of this Agreement.

2.3 Maintenance of VTS Devices. UCM will maintain all installed VTS Units in proper working order. UCM will repair or replace any damaged or malfunctioning VTS Unit promptly after receiving notification of a problem with such VTS Unit.

2.4 Title and Risk of Loss. UCM will at all times during the term of this Agreement hold title to and bear the risk of loss, excluding liability as defined in Section 8, with regard to VTS Units.

2.5 Marketing. UCM will actively market the Business to its current customer base and to customers of other licensed slot route operators for purposes of placing VTS Units at Sites owned or operated by such customers.

2.6 VTS Rental Fees. UCM will be responsible for billing and collecting the applicable VTS Rental Fee, if any, from the owner or operator of each Site. UCM will provide VirtGame, within fifteen (15) days following the end of each calendar quarter during the term of this Agreement, with a written report stating any VTS Rental Fees billed and payments received with respect to each Site.

3. Responsibilities of VirtGame.

3.1 Software License and Maintenance. VirtGame will license the Licensed Software to Sports Books pursuant to the terms and conditions of separate non-exclusive software license agreements between VirtGame and each participating Sports Book. In addition, VirtGame will maintain and upgrade the Licensed Software as required pursuant to the non-exclusive software license agreements between VirtGame and each participating Sports Book.

3.2 Financial Matters. VirtGame will be responsible for billing and collecting all Advertising Fees, License Fees and Transactional Fees and for paying all Direct Costs, and will establish a dedicated bank account for such purposes.

3.3 Graphical User Interface. VirtGame will be responsible for designing, maintaining and modifying the graphical user interface to be displayed on the VTS Units.

4. Other Agreements.

4.1 Rental of VTS Units. UCM and VirtGame will cooperate in determining the applicable VTS Rental Fee, if any, for each Site.

4.2 Trademarks and Logos. The parties agree that the VTS Units, or the graphical user interface displayed on the VTS Units, or both, will bear the VirtGame logo and brand name.

4.3 Exclusive Agreement. This Agreement is exclusive to both parties and neither party to will enter into any agreements or conduct any business in competition with the Business during the term of this Agreement.

5. Allocation of Net Profits.

5.1 Quarterly Payment. Within thirty (30) days following the end of each calendar quarter during the term of this Agreement, VirtGame will pay to UCM an amount equal to thirty percent (40%) of all Net Profits generated from the VTS units, if any, for such calendar quarter minus the amount of VTS Rental Fees received by UCM during such calendar quarter as reported to VirtGame pursuant to Section 2.6 above. In the event of a Net Loss during any calendar quarter, VirtGame will submit an invoice to

UCM in an amount equal to fourty percent (40%) of such Net Loss and UCM will pay to VirtGame the amount of such invoice within thirty (30) days following its receipt thereof.

5.2 Allocation Adjustment. If the total amount paid to UCM pursuant to Section 5.1 above during any twelve month period ending on June 30 of each year is greater than fifty percent (50%) of the total amount paid by UCM to purchase the VTS Units that are installed during the same twelve month period, then the amount payable quarterly to UCM pursuant to Section 5.1 will be decreased to thirty percent (30%) of Net Profits for the next succeeding twelve months. If the total amount paid to UCM pursuant to Section 5.1 above during any such twelve month period is less than or equal to fifty percent (50%) of the total amount paid by UCM to purchase the VTS Units that are installed during the same twelve month period, then the amount payable quarterly to UCM pursuant to Section 5.1 will revert to forty percent (40%) of Net Profits for the next succeeding twelve months. Notwithstanding the foregoing, the initial period covered by this Section 5.2 will commence on the date hereof and end on June 30, 2004, such that the first allocation adjustment pursuant to this Section 5.2, if any, will be effective July 1, 2004 for the succeeding twelve month period.

5.3 Books and Records; Audit Rights. Each party will at all times maintain accurate and up-to-date books and records containing data necessary to determine amounts payable under Section 5.1. Such books and records shall be preserved by the applicable party, for a period of two (2) years after the end of the period covered by such books and records, which obligation shall survive expiration or termination of this Agreement. Each such party shall provide to the other party, at the other party's option and expense, such records as the other party may reasonably request from time to time in connection therewith. Upon not less than seven (7) business days' prior written notice to the other party, any party hereto may request that it be given access to and the right to inspect, during the other party's normal business hours, that portion of the other party's records which relates to the performance by such other party of its obligations under this Agreement.

6. Term and Termination.

6.1 Initial Term; Renewal. The initial term of this Agreement shall commence on the date hereof and shall terminate on the fifth (5th) anniversary of the date hereof with an option for an additional three (3) years, unless terminated earlier pursuant to the provisions of Section 6.2 hereof. Notwithstanding the provisions of the previous sentence, the term of this Agreement shall, subject to the provisions of Section 6.2 hereof, automatically renew for an additional one-year period after the fifth (5th) anniversary of the date hereof and shall automatically renew for successive one (1) year periods for each year thereafter, unless in any such case either party gives the other party written notice of its intention not to so renew no later than ninety (90) days prior to the commencement of any such renewal term.

6.2 Termination. Either party may terminate this Agreement at any time: (i) a material breach remains uncured upon sixty (60) days' written notice of the material breach by the party alleging material breach of any of the provisions hereof; or (ii) immediately upon the commencement of a voluntary or involuntary bankruptcy, insolvency, reorganization or similar proceeding for, the appointment of a receiver, trustee, custodian, or similar official for, the winding-up or liquidation of, another party; provided that any notice of proposed termination pursuant to clause (i) of this Section 6.2 must set forth in reasonable detail the nature of the breach which is being alleged, and the party receiving such notice shall have thirty (30) days from the date of its receipt of such notice to cure or remedy the alleged breach, and upon such cure or remedy the notice of proposed termination shall be deemed to be withdrawn and this Agreement shall continue in full force and effect.

6.3 Survival of Obligations. Upon any termination of this Agreement in accordance with the provisions of this Section 6, all obligations of the parties hereto shall terminate without any liability on

the part of any party hereto to the other party (except for any liability of any party then in breach); provided that any continuing obligations or provisions set forth in Sections 7 through 10 of this Agreement shall survive any such termination. No termination by any party hereto shall affect or limit any other right or remedy, at law or in equity, which may otherwise be available to such terminating party with respect to any other party which is then in breach.

7. Confidentiality.

7.1 Definition. "Confidential Information" means all information provided by one party to the other party that is marked to be confidential or verbally indicated to be confidential prior to an oral/visual presentation or other disclosure (or, in the case of information that is designated in writing to be confidential subsequent to such presentation or disclosure by a party, such information will be Confidential Information from the time of receipt of such designation), including without limitation, technical information, customer lists and information, marketing plans and financial information.

7.2 General. Except as provided in this Agreement, each party will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such Confidential Information revealed to it by the other party. Each party agrees to protect any Confidential Information from disclosure to others with at least the same degree of care as that which is accorded to its own proprietary information, but in no event with less than reasonable care. In the event of termination of this Agreement, each party agrees (i) not use or disclose any Confidential Information of the other party, (ii) to destroy or return all written or electronic copies of Confidential Information of the other party, and (iii) not to develop or have developed any product programs utilizing any of the Confidential Information of the other party.

7.3 Exceptions. Notwithstanding the foregoing, Confidential Information does not include information that (i) is known to the receiving party at the time of disclosure to the receiving party as demonstrated by written or electronic records of the receiving party, (ii) has become publicly known through no wrongful act of the receiving party, (iii) has been rightfully received by a party from a third party authorized to make such disclosure without restriction, or (iv) has been approved for release by written authorization of the disclosing party, (v) independently developed by the receiving party without access to the disclosing party's Confidential Information.

8. LIMITATION OF LIABILITY

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS; PROVIDED THAT THIS SECTION DOES NOT LIMIT EITHER PARTY'S LIABILITY TO THE OTHER FOR (a) WILLFUL AND MALICIOUS MISCONDUCT, (b) DIRECT DAMAGES TO REAL OR TANGIBLE PERSONAL PROPERTY, OR (c) CONFIDENTIALITY OBLIGATIONS HEREUNDER.

9. Expenses.

Except as otherwise expressly set forth in this Agreement, all costs and expenses, including all fees and expenses of attorneys, accountants and other advisers, incurred in connection with this Agreement or any matters related hereto, shall be paid by the party incurring such costs and expenses.

10. Miscellaneous.

10.1 Relationship of Parties. It is understood and agreed that the relationship of the parties created under this Agreement is that of independent contractors, and no partnership, joint venture, agency or other relationship is intended or created hereby, nor shall either party nor any of it affiliates, employees or representatives be construed to be an affiliate, employee, agent or representative of the other party hereto. Except as otherwise expressly provided in this Agreement, the parties hereto acknowledge and agree that each party hereto shall be free to enter into any contractual, business or other relationship(s) with any party with respect to any area of business.

10.2 Force Majeure. If either party is unable to perform its obligations under this Agreement due to circumstances beyond its reasonable control (other than obligations for the payment of money or the maintenance of confidentiality), including, but not limited to, acts of God, earthquakes, labor disputes and strikes, riots, war, terrorism, actions or decrees of governmental bodies, changes in applicable laws, or communications line or power failures, such obligations will be suspended so long as those circumstances persist, provided that the delaying party notifies the other party promptly of the delay and its causes and uses commercially reasonable efforts to recommence performance without delay.

10.3 Notices. Any and all notices given under this Agreement will be in writing and may be effected by personal delivery, facsimile, e-mail, commercial overnight delivery, or mail, registered or certified, postage prepaid with return receipt requested. Notices will be sent to the parties at their respective addresses set forth on the first page of this Agreement or any facsimile number or e-mail address set forth on the signature page hereof. Notices will be deemed given on the date of actual receipt (or refusal of delivery) when personally delivered, upon confirmed transmission when sent by facsimile or e-mail, one day after having been sent when sent by commercial overnight delivery, and three days after having been mailed when sent by certified or registered mail. Notwithstanding anything to the contrary in this section, any written notice will be effective no later than the date actually received.

10.4 Entire Agreement; Amendment; Waiver; Invalidity. This Agreement, together with any schedules and exhibits attached hereto and made a part hereof, constitutes the entire agreement between the parties as to the subject matter hereof, and shall supersede all prior understandings, letters, agreements, contracts and other documents. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto. No failure or delay by either party to exercise, and no course of dealing with respect to, any right of any such party regarding an obligation of the other party to this Agreement, shall operate as a waiver thereof, unless agreed to in writing by both parties. Any single or partial waiver by either party of any obligation of the other party under this Agreement shall constitute a waiver of such obligation only as specified in such waiver and shall not constitute a waiver of any other obligation. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, all of which shall remain in full force and effect.

10.5 Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of laws thereof. The construction and interpretation of this Agreement shall not be strictly construed against the drafter.

10.6 Successors and Assigns; No Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Nothing in this Agreement is intended to confer any rights or remedies on any person or entity that is not a party to this Agreement. Neither this Agreement nor any right hereunder may be assigned, whether voluntarily or by operation of law, by UCM without the prior

written consent of VirtGame; provided that no such consent shall be necessary for such an assignment, transfer or delegation by any party hereto to any of its wholly-owned subsidiaries, so long as such assigning party remains liable with respect to its obligations hereunder.

10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

10.8 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of each of the parties hereto as of the date first above written.

VIRTGAME CORP.

By: Bruce Merati

Name: BRUCE MERATI

Title: President

Fax: 858-373-5007

E-mail: bmerati@VirtGame.com

UNITED COIN MACHINES CO.

By: Robert W. Nader

Name: Robert W. Nader

Title: President

Fax: 702-270-7501

E-mail: bnader@unitedcoin.com

EXHIBIT A

to Business Development Agreement

ESTIMATED DIRECT COSTS

Set forth below are the parties' good faith estimate of the Direct Costs (as defined in the Agreement) as of the date of the Agreement. The parties acknowledge and agree that actual Direct Costs may vary from the following estimates.

Description	**Estimated Cost**
Payment to Multimedia	$35 per VTS per month
Payment to Z Touch for Network lease and maintenance....................	$50 per VTS per month
Payment to DSL or cable providers..	$20 per VTS per month
Salary and Wages	$7,500 per month

- The amount represents salary and wages to be employment by Multimedia to be exclusively devoted to this business development agreement. Any personnel assigned to this agreement needs to be mutually agreed to by both Virt Gaming and UCM before any reimbursement of expenses.